Exhibit 10.9

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”), dated as of January 20, 2026, is made by and among MGM Transformer LLC, a California limited liability company (the “Employer”), Tyson Hottinger (“Executive”) and Forgent Power Solutions, Inc., a Delaware corporation (“Parent” and together with its subsidiaries, including the Employer, the “Company”). Each of the Employer, Parent and Executive are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined in this Agreement shall have their respective meanings set forth in Section 8 below.

RECITAL

WHEREAS, the Employer and Executive entered into an Executive Employment Agreement, effective on the Effective Date (the “Original Agreement”), setting out the terms and conditions of Executive’s employment as Chief Legal Officer and Corporate Secretary of the Company; and

WHEREAS, the Company intends to undertake certain reorganization transactions and, in connection therewith, the parties desire to amend and restate the Original Agreement in its entirety as set forth herein in order to, among other things, add Parent as a party to the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Employment. The Employer shall continue to employ Executive, and Executive hereby accepts employment with the Employer, upon the terms and conditions set forth in this Agreement. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”). If not previously terminated, upon expiration of the Initial Term, Executive’s employment with the Employer under this Agreement shall automatically continue for successive one (1)-year periods (each, a “Renewal Term”), unless either the Employer or Executive provides written notice to the other of its election not to renew the term at least thirty (30) days prior to the commencing of such Renewal Term (a “Notice of Non-Renewal”). The period of Executive’s employment with the Employer under this Agreement (including during the Initial Term and any Renewal Term(s)) is referred to as the “Employment Period”.

Section 2. Position and Duties.

(a) Role and Responsibilities. During the Employment Period, Executive shall serve as the Employer’s Chief Legal Officer and Corporate Secretary and shall have and perform such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities as are usual and customary for Executive’s position, and such other duties, authorities and responsibilities as may be reasonably prescribed or modified from time to time by the Chief Executive Officer of Parent. Executive also agrees to serve as Chief Legal Officer and Corporate Secretary of Parent and an officer, director or manager of any other member of the Company, or as a member of any committee thereof, if requested by the Board, in each case, without additional compensation.

(b) Principal Location. Executive’s principal place of employment with the Company shall be at the Company’s offices in Commerce, California; provided, that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.

(c) Reporting; Exclusivity. During the Employment Period, Executive shall report to the Chief Executive Officer of the Parent and shall devote substantially all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s reasonable best efforts (except for permitted vacation periods and periods of illness or other incapacity) to the business and affairs of the Company and the performance of Executive’s duties with the Company. Without limiting the foregoing, during the Employment Period, Executive shall not (i) serve as an employee or consultant for any other entity, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company. Executive shall perform Executive’s duties, responsibilities and functions for the Company hereunder to the best of Executive’s abilities in a commercially reasonable manner and shall comply with the applicable policies, rules and procedures of the Company that have been made available to Executive. Notwithstanding anything herein to the contrary, during the Employment Period, it will not be a violation of this Agreement for Executive to (x) be a passive owner of not more than two percent (2%) of the outstanding stock of any class of an entity which is publicly traded, so long as Executive has no active participation in the business of such entity, (y) manage Executive’s personal, passive investments, or (z) engage in any other activity that is approved by the Board; provided, that in each case of (x), (y) and (z), such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of Executive’s responsibilities and duties hereunder.

Section 3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive’s base salary shall be $512,000.00 per annum (as adjusted from time to time, the “Base Salary”). The Base Salary shall be pro-rated for any partial year of employment and payable by the Employer in regular installments in accordance with the Employer’s general payroll practices in effect from time to time (but not less often than twice per month). The Base Salary shall be reviewed annually by the Board and may be increased, but not decreased (other than a reduction that is applied consistently to all of the Employer’s senior executives), by the Board in its sole discretion.

(b) Annual Bonus. For each calendar year during the Employment Period, Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) targeted at seventy percent (70%) of Executive’s Base Salary (as adjusted from time to time, the “Target Bonus Opportunity”), which Target Bonus Opportunity shall be reviewed annually by the Board (or a committee thereof) and may be increased (but may not be decreased) from time to time by the Board (or such committee) in its sole discretion. Executive must be actively employed, and in good standing, with the Employer on the date on which the Annual Bonus (if any) is paid in order to receive such Annual Bonus. Any Annual Bonus payable hereunder shall be paid within fifteen (15) days following the delivery of the Company’s final consolidated audited financial statements for the year in which such Annual Bonus is earned.

(c) Benefits. During the Employment Period, Executive (and to the extent applicable, Executive’s eligible dependents) shall be eligible to participate in the Employer’s employee benefit plans and programs for which senior executives of the Employer are generally eligible, including retirement, health, welfare and paid time off plans, programs and policies. Notwithstanding anything herein to the contrary, the Employer may modify or terminate any employee benefit plan at any time and nothing contained in this Section 3(c) shall create or be deemed to create any obligation on the part of the Employer to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time.

(d) Expenses. During the Employment Period, the Employer shall promptly reimburse Executive for only those expenses that are reasonable and documented business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder which are consistent with the Employer’s policies in effect from time to time (which shall have been made available to Executive) with respect to travel, entertainment and other business expenses, subject to compliance with the Employer’s requirements with respect to reporting, documentation and approval of such expenses. In connection with all required business travel in connection with Executive’s performance of Executive’s duties and responsibilities hereunder, Executive shall be subject to the Employer’s applicable travel policy(ies) in effect from time to time.

(e) Indemnification. During the Employment Period and thereafter, the Employer hereby agrees to indemnify Executive and hold Executive harmless against and in respect of any and all judgements, penalties, fines, settlements and reasonable expenses (including reasonable attorney’s fees) incurred by Executive in connection with any actions, suits, proceedings and claims to which Executive may be a party resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company (other than in connection with Executive’s gross negligence, willful misconduct or knowing violation of Law), to the extent permitted by and subject to any applicable requirements and limitations imposed by applicable Law and the Employer’s governance documents. The Employer shall advance any such expenses to Executive, subject to Executive’s written (i) affirmation of Executive’s good faith belief that Executive has met the standard of conduct necessary for indemnification hereunder and (ii) agreement to promptly return such funds if later determined that Executive was not entitled to indemnification with respect thereto. Indemnification hereunder shall continue with respect to Executive after Executive has ceased to serve in the capacity which initially entitled Executive to indemnity hereunder.

(f) D&O Insurance. The Employer shall provide Executive with coverage under any directors and officers liability insurance policy(ies) that is maintained by the Employer to the same extent as such coverage is provided to other officers of the Employer. All premiums payable thereon shall be the obligation of the Employer.

(g) Vacation. Executive is entitled to twenty (20) days of paid time off per year (pro-rated for partial years), subject to the terms of the Employer’s paid time off policy, as in effect from time to time.

Section 4. Termination of Employment.

(a) Terminations; Notice of Termination.

(i) The Employment Period and Executive’s employment hereunder shall terminate or may be terminated (as applicable), under the following circumstances:

(1) If either the Employer or Executive provide a Notice of Non-Renewal pursuant to Section 1 above, the Employment Period and Executive’s employment hereunder shall automatically terminate upon the expiration of the then-current Initial Term or Renewal Term (as applicable).

(2) Either the Employer or Executive may terminate Executive’s employment with the Employer at any time and for any reason or no reason.

(3) The Employment Period and Executive’s employment with the Employer shall automatically terminate upon the death or disability of Executive.

(ii) Except for a termination described in Section 4(a)(i)(1) or 4(a)(i)(3) of this Agreement, any termination of Executive’s employment with the Employer by either the Employer or Executive shall be effective on the date specified in the written notice provided from such Party to the other Party. Other than with respect to a termination described in Section 4(a)(i)(1) or 4(a)(i)(3) of this Agreement, as applicable, Executive shall provide the Employer with sixty (60) days’ advance written notice to terminate Executive’s employment hereunder for any reason; provided, that, with respect to a termination of Executive’s employment by Executive, the Employer may, in its sole discretion, waive all or any portion of Executive’s notice period.

(iii) Notwithstanding anything herein to the contrary, Executive’s employment by the Employer shall be “at will,” meaning that either of Executive or the Employer may terminate Executive’s employment at any time for any reason or no reason, and the Employment Period will end upon any such termination.

(b) Accrued Obligations. Upon the termination of Executive’s employment with the Employer for any reason, Executive shall be entitled to receive (i) Executive’s earned but unpaid Base Salary through the date of such termination (the “Date of Termination”), (ii) to the extent required by applicable Law and the terms of the Employer’s applicable vacation policy, any accrued but unused vacation through the Date of Termination, (iii) reimbursement for any business expenses incurred by Executive in accordance with the terms of this Agreement prior to the Date of Termination for which the Employer has not yet reimbursed Executive, and (iv) any vested amounts, payments, benefits or fringe benefits due to Executive under any plan, program or policy of the Employer or under applicable Law (the benefits described in clauses (i) through (iv), together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) and (ii) of the preceding sentence shall be paid on the Date of Termination; the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid within thirty (30) days after the date on which Executive properly submits such expenses for reimbursement; and the Accrued Obligations described in clause (iv) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program, except as otherwise required by Law. Except for the Accrued Obligations and except as expressly provided in Section 4(c) below, Executive shall not be entitled to any other salary, compensation or benefits from the Company following Executive’s termination of employment with the Employer, except as otherwise specifically provided for under the Employer’s employee benefit plans, under any other agreement with the Employer or a member of the Company or as otherwise expressly required by applicable Law. Nothing contained herein is intended to limit or otherwise restrict the availability of any COBRA (as defined below) benefits to Executive required to be provided pursuant to Section 601 of Title I of the Employee Retirement Income Security Act of 1974 and Section 4980B of the Code.

(c) Severance. If the Employment Period and Executive’s employment with the Employer is terminated by the Employer without Cause or by Executive for Good Reason (and not, for purposes of clarity, by the Employer for Cause, as a result of the Employer providing a Notice of Non-Renewal pursuant to Section 1 hereunder or due to Executive’s death or disability), then, in addition to the Accrued Obligations, subject to and conditioned upon (i) Executive’s timely execution and delivery to the Employer of a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “General Release”), which General Release (x) may be updated by the Employer to comply with applicable law in effect at the time of Executive’s termination of employment and (y) becomes effective and irrevocable within sixty (60) days following the Date of Termination, and (ii) Executive’s continued compliance with the restrictive covenants set forth in the Grant Agreement and Section 5 below (collectively, the “Restrictive Covenants”), the Employer shall pay or provide to Executive the following payments and benefits (collectively, the “Severance”):

(i) An amount in cash equal to no less than nine (9) months of Executive’s then-current Base Salary (the “Cash Severance”). The Cash Severance shall be payable in substantially equal installments in accordance with the Employer’s general payroll practices during the period commencing on the Date of Termination and ending on such date as set forth in the Employer’s then-current Executive Severance Plan, and, in any event, ending no earlier than on the nine (9)-month anniversary of the Date of Termination (the “Severance Period”); provided, that the first installment shall not be paid until the first regular Employer payroll date following the effective date of the General Release and any amounts otherwise payable prior thereto shall be paid on such first payroll date without interest thereon. Notwithstanding the foregoing, if the aggregate period in which Executive may consider and/or revoke the General Release spans two (2) calendar years, no portion of the Cash Severance shall be paid until the second such calendar year (and any payment otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Employer payroll date occurring in the latter such calendar year (or, if later, the first regularly scheduled Employer payroll date occurring after the General Release becomes effective and irrevocable)); and

(ii) Subject to Executive’s (A) timely election of, and continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued payment of all premiums (without any copayment) at the same level and cost to Executive as if Executive were an employee of the Employer, continued participation in the Employer’s group health plan (to the extent permitted under applicable Law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) during the period commencing on the Date of Termination and ending on the earlier of (x) the last day of the Severance Period, and (y) the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in any case, the “COBRA Period”); provided, that if the Employer is unable to cover Executive under its group health plans (including because any portion of the COBRA premium would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or because the Employer would incur penalties as a result of the applicable plan being “self-insured” or otherwise pursuant to applicable Law (in each case as determined by the Employer in its reasonable discretion)), then an amount equal to each remaining Employer subsidy (the “COBRA Reimbursement Payment”) will thereafter be paid to Executive in substantially equal cash payments in accordance with the Employer’s regular payroll practices over the COBRA Period (or remaining portion thereof), which payments will be treated as taxable payments (if not already treated as taxable payments). In addition, on each date on which the monthly COBRA Reimbursement Payment is made, the Employer shall pay to Executive an additional amount equal to the applicable federal, state and local income and payroll taxes Executive actually incurs on such monthly COBRA Reimbursement Payment (the “Health Gross-Up Payment”). In the event the Employer is required to pay a COBRA Reimbursement Payment and Health Gross-Up Payment, such payments shall be paid to Executive in a manner that is intended to comply with the requirements of Treas. Reg section 1.409A-3(i)(1)(iv).

(d) Certain Acknowledgements. In the event that the Employer determines that Executive is eligible to receive Severance, but, following such determination, the Employer subsequently determines in good faith (i) that a condition existed prior to the Date of Termination that would have given the Employer the right to terminate Executive’s employment for Cause had the Employer been fully aware of such condition or (ii) Executive breaches the Restrictive Covenants, then the Employer shall be entitled to immediately cease payment of any future Severance.

(e) Resignation of Director/Officer Positions. Upon the termination of Executive’s employment with the Employer for any reason or no reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have immediately resigned from any position as an officer, manager or director of each member of the Company, as applicable, and as a member of any committee thereof, and this Agreement shall constitute notice of resignation by Executive without any further action by Executive, and Executive agrees to take all actions (including execution and delivery of any instruments) reasonably requested by the Employer or Parent to effectuate the foregoing.

Section 5. Restrictive Covenants Incorporated by Reference. Executive hereby acknowledges and agrees to continue to be bound by the Restrictive Covenants set forth in the Unit Grant Agreement, dated as of December 19, 2024, by and between Executive and MGM Transformer Parent, LP, and that Executive shall remain bound by and shall comply with such covenants during and after the Employment Period (in accordance with their respective terms and conditions). Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall restrict or prohibit the conduct of any business or the solicitation, recruitment, hiring or engagement of any service provider, in each case, by or on behalf of Neos Partners, LP, a Delaware limited partnership, or any of its controlled Affiliates (including, for the avoidance of doubt, its portfolio companies).

Section 6. Executive’s Representations. Executive hereby represents and warrants to the Company, as of the date hereof and as of the Effective Date, that (a) Executive is entering into this Agreement voluntarily and the execution, delivery and performance of this Agreement by Executive do not, and shall not, conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to, or bound by the terms of any agreement with any other Person requiring Executive to refrain from competing, directly or indirectly, with the business of such other Person or to assign inventions to such other Person, in either case, which would be violated by Executive entering into this Agreement or providing services under this Agreement, (c) Executive does not have any other business, consulting or employment obligations or commitments that would reasonably be expected to interfere with the performance of Executive’s duties hereunder in the manner prescribed herein, (d) upon the execution and delivery of this Agreement by Executive, assuming the due execution and delivery by the other parties hereto, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, (e) Executive shall not disclose to the Company, use in the performance of Executive’s provision of services under this Agreement, or induce the Company to use any secret or confidential information or material belonging to Executive’s former employers, if any, (f) Executive is not aware of any Proceedings with respect to any matter, event or condition occurring or arising on or prior to the Effective Date that may be brought by Executive or on Executive’s behalf against the Company or any Representatives of the Company, and (g) Executive has read this Agreement carefully, fully understands the terms and conditions contained herein and consulted with independent legal counsel of Executive’s choosing regarding its contents and Executive’s rights and obligations hereunder (or having had adequate opportunity to do so, has voluntarily and knowingly foregone such consultation).

Section 7. Section 409A Compliance.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted under applicable Law, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Notwithstanding any provision of this Agreement to the contrary, if the Employer determines that any compensation or benefits payable under this Agreement may be subject to Code Section 409A, the Employer may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Employer determines are necessary or appropriate to avoid the imposition of taxes under Code Section 409A, including actions intended to (x) exempt the compensation and benefits payable under this Agreement from Code Section 409A, and/or (y) comply with the requirements of Code Section 409A; provided, however, that this Section 7 shall not create an obligation on the part of the Employer to adopt any such amendment, policy or procedure or take any such other action, nor shall the Employer have any liability for failing to do so. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Code Section 409A penalties or related taxes, interest or costs.

(b) All payments of deferred compensation subject to Code Section 409A payable upon Executive’s termination of employment under this Agreement may only be paid upon Executive’s “separation from service” with the Employer (within the meaning of Code Section 409A). References in this Agreement to a “termination”, “termination of the Employment Period”, “termination of employment” or like terms shall mean and refer to Executive’s “separation from service” with the Employer to the extent necessary to give effect to the preceding sentence. Notwithstanding anything herein to the contrary, no compensation or benefits shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” with the Employer if the Employer determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first Business Day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Employer shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

(c) To the extent that reimbursements or other in-kind benefits under this Agreement constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, (i) such expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

(e) Notwithstanding anything herein to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

Section 8. Definitions. For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meanings given to such terms in this Section 8:

(a) “Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, agreement or otherwise.

(b) “Board” means the Board of Directors of Parent.

(c) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to be closed in Los Angeles, California.

(d) “Cause” means with respect to Executive one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Employer or any Employer Affiliate or any of their customers, vendors or suppliers, (ii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice, (iv) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Employer or any Employer Affiliate, (v) a willful and material failure to observe policies or standards of the Employer regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice, or (vi) any breach by Executive of any non-solicitation, no-hire, or confidentiality covenant between Executive and the Employer or any Employer Affiliate or any material breach by Executive of any other provision of this Agreement, the Employer’s Executive Severance Plan, or any other agreement to which Executive and the Employer or any Employer Affiliate are parties after notice of such breach and, if curable, an opportunity to permanently cure such breach within 30 days of such notice.

(e) “Effective Date” means October 14, 2024.

(f) “Good Reason” means with respect to Executive: (i) a material reduction in Executive’s Base Salary without Executive’s consent, (ii) a relocation of Executive’s principal place of employment, without Executive’s consent, to a location more than 50 miles from Executive’s then-current principal place of employment, or (iii) an adverse change in position or title without Executive’s consent; provided, that, in any case, (A) written notice of Executive’s resignation for Good Reason must be delivered to the Employer within 30 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder, (B) the Employer shall have 30 days after receipt of such notice during which the Employer may remedy the occurrence giving rise to the claim for Good Reason termination (if such occurrence is capable of being remedied), and, if the Employer cures such occurrence within such 30-day period, there shall be no Good Reason, and (C) if not remedied by the Employer (if such occurrence is capable of being remedied), Executive must actually resign within 90 days following the event constituting Good Reason.

(g) “Governmental Authority” means any domestic or foreign national, state, municipal, quasi-governmental or other political subdivision, agency, authority, commission thereof, or any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of government, including any court or judicial authority, as well as any arbitrator (public or private), including the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, and the U.S. National Labor Relations Board.

(h) “Law” means any constitution, treaty, statute, law, common law, codes, ordinance, regulation, rule, order, ruling, conciliation, writ, judgment, decision, injunction, decree, settlement, stipulation, determination of, or award entered by or with, any Governmental Authority or acts of any Governmental Authority.

(i) “Person” means an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity, or a Governmental Authority.

(j) “Proceeding” means any action, petitions, suit, proceeding (including any arbitration proceeding), litigation, order, complaint, demand, charge, audit, settlement, inquiry, investigation or claim (whether civil, criminal, administrative, arbitral, judicial or otherwise).

(k) “Representatives” means, with respect to any Person, such Person’s officers and directors or managers (or persons holding comparable positions), employees, executives, consultants, direct or indirect equityholders, members, controlling Persons, partners, accountants, advisors, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

Section 9. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party(ies) to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their below indicated address or e-mail address, or to such address or e-mail address as subsequently modified by notice given in accordance with this Section 9.

Notices to Executive:

at Executive’s most recent address on the records of the Employer

Notices to the Employer or Parent:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

1999 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attention: Tana Ryan; Frances Dales

Section 10. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life or disability insurance on Executive in any amount or amounts considered advisable. Executive shall have no interest in any such insurance but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to a physical examination, supplying all information required by any insurance company and executing all necessary documents.

Section 11. Withholding. The Company shall be entitled to deduct or withhold from any amounts payable to Executive, including from any amounts payable pursuant to Section 3 of this Agreement, any federal, state, local or foreign withholding taxes, excise tax or employment taxes required to be deducted or withheld pursuant to any applicable Law or regulation.

Section 12. Executive’s Cooperation. Upon receipt of reasonable advance notice, during the Employment Period and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and Executive shall reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at request of the Company to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments); but excluding in all cases claims made by or proceedings brought by Executive against the Company or by the Company against Executive or any affiliate thereof. For the period after the Employment Period, the Company shall take into consideration, and use reasonable efforts to accommodate, Executive’s then-current business obligations. In the event the Company requires Executive’s cooperation in accordance with this Section 12, the Employer shall reimburse Executive for reasonable out-of-pocket expenses (including lodging and meals) upon submission of receipts. Additionally, in the event the Employer or any of its Affiliates requires Executive’s cooperation in accordance with this Section 12 after the Employment Period, the Employer will pay Executive a reasonable hourly rate with the amount to be paid to be based on his Base Salary as in effect immediately prior to Executive’s termination of employment (assuming he works 2,080 hours per year).

Section 13. Consent to Jurisdiction. In connection with the enforcement of any award rendered pursuant to Section 14, each Party irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Los Angeles County, California for the purposes of any legal proceeding arising out of, resulting from or incurred in connection with this Agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Party’s address set forth in Section 9 or such other address or to the attention of such other Person as the recipient Party has specified by prior written notice to the sending Party shall be effective service of process in any legal proceeding in California with respect to any matters to which such Party has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding arising out of, resulting from or incurred in connection with Agreement or the transactions contemplated hereby in the federal and state courts in Los Angeles County, California and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal proceeding brought in such court has been brought in an inconvenient forum.

Section 14. Dispute Resolution. Notwithstanding Section 15(e), this Section 14 is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq and evidences a transaction involving commerce. To the maximum extent allowed by Law, a controversy or claim between the Parties arising out of, resulting from or incurred in connection with (a) this Agreement or any transaction contemplated hereby or (b) Executive’s employment or service to the Company or the termination of such employment or service (each, a “Dispute”), such Dispute shall be submitted to final, confidential and binding arbitration before a single neutral arbitrator to be held in Los Angeles, California in accordance with (i) the then-current rules of employment arbitration of JAMS under its Employment Rules and Arbitration Procedures and (ii) the Federal Arbitration Act, in each case, as modified by the terms and conditions contained in this paragraph, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A copy of the current JAMS Employment Rules and Arbitration Procedures is available online at https://www.jamsadr.com/rules-employment-arbitration. The arbitrator shall be selected by mutual agreement of the Parties. The arbitrator will apply California Law, including federal statutory Law as applied in California courts. The arbitrator, and not any federal or state court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability and formation of this Agreement, including any dispute as to whether (A) a particular claim is subject to arbitration hereunder and (B) any part of this Section 14 is void or voidable. Consistent with the expedited nature of arbitration, each Party shall, upon the written request of any other Party, promptly provide the other with copies of non-privileged documents on which the producing Party is relying in support of or in opposition to any claim or defense. The Parties shall use commercially reasonable efforts to cause all discovery to be completed within ninety (90) days following the appointment of the arbitrator. The Parties shall use commercially reasonable efforts to cause the award to be rendered within six (6) months of the filing of the notice of intention to arbitrate (demand), and to cause the arbitrator to agree to comply with this schedule before accepting appointment. However, this time limit may be extended by stipulation of the Parties or by the arbitrator based upon a finding that such an extension is necessary to prevent a Party from benefiting from its own delay, inaction or refusal to meet deadlines imposed by the arbitrator. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. The Parties shall treat the arbitration as strictly confidential, and shall not disclose (x) the existence or nature of any claim, defense or argument, (y) any documents, correspondence, pleadings, briefings, exhibits, arguments, testimony, evidence or information exchanged or presented in connection with any claim, defense or argument or (z) any rulings, decisions or resulting of any claims, defense or argument, in each case, to any third party other than (I) such Party’s legal counsel, who such Party shall ensure complies with the foregoing confidentiality terms and (II) to the limited extent as may be necessary in connection with a Proceeding to confirm, correct or vacate an award rendered under this provision or as may be required by Law (and in any such case, the Parties shall seek to maintain confidentiality to the extent possible, such as by requesting to file court documents under seal). The Employer will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, but if Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount that Executive would be required to pay if Executive initiated such claim in the Superior Court of the State of California (recognizing that each side bears its own further costs for the arbitration, including deposition, witness, expert and attorney’s fees and other expenses). If, however, either Party prevails in a Dispute, then the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing Party. Any Dispute as to who is a prevailing Party or the reasonableness of any fee or costs shall be resolved by the arbitrator. Each of the Parties herby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby, provided, however, that the Parties agree that such waiver shall not be deemed to constitute a waiver of adjudication by a court having appropriate jurisdiction. Executive and the Employer waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by Law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding. Notwithstanding anything else to the contrary, the mandatory arbitration agreement set forth in this Section 14 shall not apply to: (a) claims for unemployment or workers’ compensation benefits; (b) sexual harassment or sexual assault disputes arising under federal, state, local, or tribal Law, unless Executive elects to arbitrate such disputes; (c) claims brought before the U.S. Equal Employment Opportunity Commission or other Governmental Authority, if Executive is required to exhaust Executive’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Section 14; and (d) any other claim, which by Law cannot be subject to mandatory arbitration.

Section 15. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Entire Agreement. This Agreement (including all Exhibits thereto and the Grant Agreements) embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the United States federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d) Successors and Assigns. The rights and obligations of Executive, the Employer and Parent hereunder are personal to each such Party and shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Parties. Any purported assignment, transfer of delegation in violation of the immediately preceding sentence shall be null and void ab initio to the maximum extent permitted by applicable Law. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Employer, Parent and each of their respective successors and permitted assigns.

(e) Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

(f) No Circular Recovery. Notwithstanding anything herein to the contrary, none of Executive or any of Executive’s Representatives or Affiliates shall have, or be entitled to exercise or assert, any right of contribution, right of indemnity, right of subrogation, right of advancement or other right or remedy against any member of the Company, in connection with any liability to which any of Executive or Executive’s Representatives or Affiliates become subject pursuant to this Agreement. Executive hereby agrees, on behalf of Executive and each of Executive’s Representatives and Affiliates, that none of them will make any claim for indemnification (whether such claim is pursuant to any Law, governing document of the Company, contract or otherwise) against any member of the Company with respect to any claim properly brought by the Company (including Parent) any against Executive or Executive’s Representatives or Affiliates pursuant to this Agreement.

(g) Amendment and Waiver. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive, by an officer or manager of the Employer and by an officer or manager of Parent. No waiver by any Party of any breach by any other Party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h) No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, and, notwithstanding anything to the contrary in this Agreement, Executive shall not be deemed an Affiliate of the Company for any purpose.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall be automatically extended to the immediately following Business Day.

(j) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(k) Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

(l) Interpretation. Unless the context of this Agreement otherwise requires, (i) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby”, “hereunder” and derivative or similar words refer to this entire Agreement, (iv) the term “Section” refers to the specified Section of this Agreement and (v) the words “include,” “including” and other words of similar import shall be deemed to be followed in each case by the words “without limitation,” whether or not they are in fact followed by those words or words of like import, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(m) Further Assurances. Each Party will, upon request of any other Party, take such further action (including the execution and delivery of any additional documents) that is reasonably necessary to complete or evidence the intent of this Agreement.

(n) Survival of Provisions. The respective rights and obligations of the Parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. Without limiting the foregoing, Sections 4, 5, 6, 7, 8, 9, 12, 13, 14 and 15 shall survive termination of this Agreement and Executive’s employment with the Employer in accordance with their terms and shall remain in full force and effect.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first written above.

EMPLOYER:

MGM TRANSFORMER LLC

By:	/s/ Gary Niederpruem
Name:	Gary Niederpruem
Title:	Chief Executive Officer

PARENT:

FORGENT POWER SOLUTIONS, INC.

By:	/s/ Gary Niederpruem
Name:	Gary Niederpruem
Title:	Chief Executive Officer

Signature Page to Executive Employment Agreement

IN WITNESS WHEREOF, the Parties have executed this Executive Employment Agreement as of the date first written above.

EXECUTIVE:

/s/ Tyson Hottinger
Tyson Hottinger

Signature Page to Executive Employment Agreement

Exhibit A

General Release

See attached